Exhibit 99.2

Adaptimmune confirms GSK Nomination of Second Adaptimmune Target under Strategic Multi-Target Collaboration

PHILADELPHIA, Pa. and OXFORD, UK., January 9, 2017 — Adaptimmune Therapeutics plc (Nasdaq: ADAP), a leader in T-cell therapy to treat cancer, today announced that GlaxoSmithKline plc (LSE/NYSE: GSK) has nominated a second target, PRAME (preferentially expressed antigen in melanoma), under the strategic collaboration and licensing agreement between the companies. Adaptimmune will be responsible for PRAME preclinical TCR development and delivery of the IND package to GSK. The nomination of a second target meets a milestone set forth in the agreement.

Adaptimmune and GSK initially announced their strategic collaboration and licensing agreement in June 2014 for up to five programs, the first being the NY-ESO SPEAR® T-cell therapy program, and the agreement was subsequently expanded in February 2016 to accelerate development of Adaptimmune’s NY-ESO SPEAR T-cell therapy toward registration trials in synovial sarcoma. Following the nomination of PRAME as a second target, Adaptimmune will take the program through preclinical testing to IND. GSK retains the right to nominate up to three additional targets, if GSK exercises its option on NY-ESO; however, this excludes targets on which work is already under way, including Adaptimmune’s proprietary MAGE-A10, MAGE-A4 and AFP programs.

“The nomination of this next target marks an important step forward for the collaboration,” commented Helen Tayton-Martin, Adaptimmune’s Chief Operating Officer and responsible for the alliance. “The early clinical results we have seen in synovial sarcoma with our SPEAR T-cell therapy targeting NY-ESO-1, the first target nominated by GSK, have been promising thus far, and we are accelerating that program toward registration studies. The nomination of PRAME as GSK’s second target is further validation of our technology, and our goal is to deliver this IND package as expeditiously as possible.”

Under the terms of the agreement, the potential development milestones Adaptimmune is eligible to receive solely in relation to the PRAME program could amount to approximately $300 million, if GSK exercises its option and successfully develops this target in more than one indication and more than one Human Leukocyte Antigen (HLA) type. Adaptimmune would also receive tiered sales milestones and mid-single to low double-digit royalties on worldwide net sales.

About Adaptimmune

Adaptimmune is a clinical stage biopharmaceutical company focused on novel cancer immunotherapy products based on its SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform. Established in 2008, the Company aims to utilize the body’s own machinery - the T-cell - to target and destroy cancer cells by using engineered, increased affinity TCRs as a means of strengthening natural patient T-cell responses. Adaptimmune’s lead program is a SPEAR T-cell therapy targeting the NY-ESO cancer antigen. Its NY-ESO SPEAR T-cell therapy has demonstrated signs of efficacy and tolerability in Phase 1/2 trials in solid tumors and in hematologic cancer types, including synovial sarcoma and multiple myeloma. Adaptimmune has a strategic collaboration and licensing agreement with GlaxoSmithKline for the development and commercialization of the NY-ESO TCR program. In addition, Adaptimmune has a number of proprietary programs. These include SPEAR T-cell therapies targeting the MAGE-A10, AFP and MAGE-A4 cancer antigens, which all have open INDs. The Company has identified over 25 intracellular target peptides preferentially expressed in cancer cells and is currently progressing 12 through unpartnered research programs. Adaptimmune has over 250 employees and is located in Oxfordshire, U.K. and Philadelphia, USA. For more information: http://www.adaptimmune.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 10, 2016, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts

Investor Relations

Will Roberts

T:  (215) 825-9306

E: will.roberts@adaptimmune.com

Juli P. Miller, Ph.D.

T: (215) 825-9310

E: juli.miller@adaptimmune.com

Media Relations

Margaret Henry

T: +44 (0)1235 430036

Mobile: +44 (0)7710 304249

E: margaret.henry@adaptimmune.com